Exhibit 99.1

Kimco Realty® Announces Fourth Quarter and Full Year 2023 Results

– Leasing Demand Accelerates; Largest Sequential Quarterly Occupancy Gain in Over 15 Years –
– Small Shop Occupancy Reaches Record High –
– Company Provides Initial 2024 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--February 8, 2024--Kimco Realty® (NYSE: KIM), North America’s largest publicly listed owner and operator of open-air, grocery-anchored shopping centers and a growing portfolio of mixed-use assets, today reported results for the fourth quarter and full year ended December 31, 2023. For the three months ended December 31, 2023 and 2022, Kimco’s Net income/(loss) available to the company’s common shareholders per diluted share was $0.22 and ($0.09), respectively. For full year 2023 and 2022, Net income available to the company’s common shareholders per diluted share was $1.02 and $0.16, respectively.

Fourth Quarter Highlights

  Reported Funds From Operations* (FFO) of $0.39 per diluted share.
  Achieved pro-rata portfolio occupancy of 96.2%, representing a 70-basis-point sequential increase, the largest in over 15 years.
  Increased pro-rata occupancy for anchors to 98.0% and small shop to an all-time company record of 91.7%.
  Signed 1.0 million square feet of new leases, which is the highest quarterly level in over 10 years.
  Generated pro-rata cash rent spreads for new leases of 24.0% on comparable spaces, including four former Bed Bath & Beyond spaces with a blended, pro-rata rent increase of 57%.
  Produced 3.2% growth in Same-Property Net Operating Income* (NOI) over the same period a year ago.
  Subsequent to quarter end, completed the acquisition of RPT Realty (”RPT”) in January 2024.

“We ended the year with strong results, including leasing an impressive 2.7 million square feet, and achieving positive net absorption and double-digit leasing spreads for the quarter,” said Kimco CEO Conor Flynn. “The lack of new supply and continued strong demand for our high-quality, grocery-anchored, and mixed-use portfolio bodes well for 2024. And with the completion of the RPT acquisition, our best-in-class team is already working to unlock additional growth and long-term value for our shareholders.”

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

Financial Results

Fourth Quarter 2023

Net income available to the company’s common shareholders was $133.4 million, or $0.22 per diluted share, compared to Net (loss) available to the company’s common shareholders of ($56.1) million, or ($0.09) per diluted share, for the fourth quarter of 2022. Included in the year-over-year change was a $103.9 million benefit from mark-to-market gains on marketable securities, net, primarily stemming from a change in the value of Albertsons Companies, Inc. (NYSE: ACI) common stock held by the company, as well as a $57.9 million decrease in provision for income taxes, net, primarily related to capital gains from the monetization of 11.5 million shares of ACI during the fourth quarter of 2022.

FFO was $239.4 million, or $0.39 per diluted share, compared to $234.9 million, or $0.38 per diluted share, for the fourth quarter of 2022. FFO for the fourth quarter of 2023 included $1.0 million of merger-related charges. The company excludes from FFO all realized or unrealized marketable securities gains and losses. Also excluded from FFO are gains and losses from the sale of operating properties, real estate-related depreciation, profit participations from other investments, and other items considered incidental to the company’s operating business.

Full Year 2023

Net income available to the company’s common shareholders was $629.3 million, or $1.02 per diluted share, compared to $100.8 million, or $0.16 per diluted share, for the full year 2022. The year-over-year increase included a $336.8 million benefit from mark-to-market gains on marketable securities, net, primarily stemming from an increase in the value of ACI common stock held by the company and a special cash dividend of $194.1 million received from ACI in 2023.

FFO was $970.0 million, or $1.57 per diluted share, compared to $976.4 million, or $1.58 per diluted share, for the full year 2022.

Fourth Quarter Operating Results

  Executed 480 leases totaling 2.7 million square feet, generating blended pro-rata cash rent spreads on comparable spaces of 11.2%, with spreads for new leases up 24.0% and renewals and options growing 7.8%.
  Pro-rata portfolio occupancy ended the quarter at 96.2%, an increase of 50 basis points year-over-year and up 70 basis points sequentially.
  Pro-rata anchor occupancy ended the quarter at 98.0%, flat year-over-year and up 80 basis points sequentially. The sequential increase represents the largest quarterly gain in over a decade.
  Pro-rata small shop occupancy reached 91.7%, up 170 basis points year-over-year and an increase of 60 basis points sequentially.
  Reported a 350-basis-point spread between leased (reported) occupancy versus economic occupancy at the end of the fourth quarter, representing approximately $57 million in anticipated future annual base rent.
  Grew Same-Property NOI 3.2% over the same period a year ago, driven by a 3.1% increase in minimum rent. For the full year, Same-Property NOI was up 2.4%.

Fourth Quarter Transactional Activities

  Acquired an improved parcel at an existing shopping center for $7.8 million.
  Provided $12.8 million of mezzanine financing on a grocery-anchored shopping center under the company’s structured investment program.
  Sold five shopping centers and one land parcel, in separate transactions, totaling approximately 846,000 square feet for $141.7 million. The company’s pro-rata share of the aggregate sales price was $54.3 million.

Capital Market Activities

  Issued $500 million of 6.400% unsecured notes maturing March 2034, as previously announced, during the fourth quarter.
  Ended the fourth quarter with $2.8 billion of immediate liquidity, including full availability on the $2.0 billion unsecured revolving credit facility and $783.8 million of cash and cash equivalents on the balance sheet.
  At the end of year, held 14.2 million shares of ACI common stock. Subsequently, Kimco sold all 14.2 million shares at a net price of $21.05 per share resulting in $299.1 million of proceeds. The company will record a provision for income taxes of approximately $75 million during the first quarter of 2024. The company excludes from FFO all realized or unrealized marketable securities gains and losses.
  Subsequent to year end, repaid $246.9 million principal amount of 4.45% notes due January 2024. The effective interest rate of the notes was 1.10%, which included the impact of the fair market value (FMV) amortization which reduced interest expense.
  In January 2024, Kimco’s board of directors approved the extension of the company’s common stock share repurchase program for up to $300 million shares of the company’s common stock, of which $224.9 million remains available, to February 28, 2026. In addition, the board of directors authorized a repurchase program for the company’s depositary shares representing one-thousandth of a share of (i) its 5.125% Class L Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Class L Preferred Stock”) and/or, (ii) its 5.250% Class M Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Class M Preferred Stock”) and/or (iii) its 7.250% Class N Cumulative Convertible Perpetual Preferred Stock, par value $1.00 per share (the “Class N Preferred Stock) through February 28, 2026. Total availability under the preferred stock repurchase program is up to: (i) 891,000 depositary shares of the Class L Preferred Stock, 1,047,000 depositary shares of the Class M Preferred Stock, and 185,000 depositary shares of the Class N Preferred Stock. Repurchases under the common and preferred stock repurchase programs may be made at management’s discretion from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements, and, depending on market conditions and other factors, the program may be commenced, suspended or discontinued at any time at the company’s discretion without prior notice.

RPT Acquisition

On January 2, 2024, completed the acquisition of RPT in an all-stock transaction, adding 56 open-air shopping centers, 43 of which are wholly owned, comprising 13.3 million square feet of gross leasable area. Upon closing and pursuant to the terms of the Merger Agreement, Kimco:

  Issued 53.0 million shares of Kimco common stock to RPT shareholders based on the 0.6049 exchange ratio as well as the issuance of approximately 953,400 OP Units.
  Converted each share of RPT 7.25% Series D Cumulative Convertible Perpetual Preferred Shares into a depositary share representing one-thousandth of a share of the new Kimco Class N Preferred Stock, which includes similar terms and conditions. Total liquidation preference for the Class N Preferred is $92.5 million.
  Paid off $130.0 million outstanding on RPT’s unsecured revolving credit facility, which was subsequently terminated.
  Paid off $514.4 million of RPT private placement notes, including any accrued interest, through the issuance of a new $200.0 million term loan with the remaining portion paid in cash. Subsequently, the company entered into an interest rate swap agreement, thereby fixing the rate on the term loan to 4.57%.
  Assumed and amended $310.0 million of RPT term loans. Subsequently, the company entered into interest rate swap agreements, thereby fixing the rates on the term loans to a blended rate of 4.77%.

Dividend Declarations

  Kimco’s board of directors declared a quarterly cash dividend on common shares of $0.24 per share, payable on March 21, 2024, to shareholders of record on March 7, 2024.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L, Class M, and Class N series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on April 15, 2024, to shareholders of record on April 1, 2024.

2024 Full Year Outlook

	2024 Outlook[1]				2023 Actual[1]
	Net Income		FFO
	Low	High	Low	High	Net Income	FFO
Baseline	$ 0.51	$ 0.55	$ 1.58	$ 1.62	$1.02	$1.57
Merger-Related expenses, net[2]	($0.04)	($0.04)	($0.04)	($0.04)	$ -	$ -
2024 Outlook/2023 Actual	$ 0.47	$0.51	$ 1.54	$ 1.58	$1.02	$1.57
Per diluted share 2024 reflects anticipated acquisition costs for RPT; 2023 reflects actual acquisition costs for RPT offset by the net impact of the WRI pension liquidation

The company’s full year outlook is based on the following assumptions (dollars in millions):

Dispositions (pro-rata):	$350 to $450
• Cap rate (blended)	• 8.25% to 8.75%
• Portion to occur in first half of 2024	• $250 to $350
Total acquisitions & structured investments (pro-rata):	$300 to $350
• Cap rate (blended)	• 7.0% to 8.0%
• Portion to occur in first half of 2024	• $100 to $150
Same-Property NOI growth (inclusive of RPT)	1.5% to 2.5%
• Credit loss as a % of total pro-rata rental revenues (included in Same-Property NOI)	• (0.75%) to (1.00%)
ACI share monetization (net of tax): Completed first quarter 2024	$224
• ACI dividend income	• $2 ($9 in 2023)
RPT-related non-cash GAAP accounting income (above & below market rents, straight-line rents and FMV of debt)	No material impact
RPT-related cost saving synergies included in G&A	$30 to $34
Lease termination income	$1 to $3 ($7 in 2023)
Interest income – Other Income (attributable to cash on balance sheet)	$2 to $4 ($19 in 2023)
Capital expenditures (tenant improvements, landlord work and leasing commissions)	$225 to $275 ($220 in 2023)

Conference Call Information

When: 8:30 AM ET, February 8, 2024

Live Webcast: 4Q23 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through May 8, 2024)

Dial #: 1-888-317-6003 (International: 1-412-317-6061). Passcode: 7499858

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and a growing portfolio of mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of December 31, 2023, the company owned interests in 523 U.S. shopping centers and mixed-use assets comprising 90 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements, including the Company's ability to achieve, goals, targets and commitments set forth in this communication. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) the Company’s failure to realize the expected benefits of the merger transaction (the “transaction”) with RPT, (xii) significant transaction costs and/or unknown or inestimable liabilities related to the transaction, (xiii) the risk of litigation, including shareholder litigation, in connection with the transaction, including any resulting expense, (xiv) the ability to successfully integrate the operations of the Company and RPT and the risk that such integration may be more difficult, time-consuming or costly than expected, (xv) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company, (xvi) effects relating to the transaction on relationships with tenants, employees, joint venture partners and third parties, (xvii) the possibility that, if the Company does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (xviii) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xix) valuation of marketable securities, (xx) impairment charges, (xxi) criminal cybersecurity attacks disruption, data loss or other security incidents and breaches, (xxii) impact of natural disasters and weather and climate-related events, (xxiii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xxiv) our ability to attract, retain and motivate key personnel, (xxv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xxvi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxvii) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxviii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxix) the Company’s ability to continue to maintain its status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxx) other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 as supplemented by the risks and uncertainties identified under Item 1A, “Risk Factors” in our Quarterly Reports on Form 10-Q and in other subsequent filings with the Securities and Exchange Commission. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in other filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31, 2023	December 31, 2022
Assets:
Real estate, net of accumulated depreciation and amortization of $3,842,869 and $3,417,414, respectively	$15,094,925	$15,039,828
Investments in and advances to real estate joint ventures	1,087,804	1,091,551
Other investments	144,089	107,581
Cash and cash equivalents	783,757	149,829
Marketable securities	330,057	597,732
Accounts and notes receivable, net	307,617	304,226
Operating lease right-of-use assets, net	128,258	133,733
Other assets	397,515	401,642
Total assets	$18,274,022	$17,826,122

Liabilities:
Notes payable, net	$7,262,851	$6,780,969
Mortgages payable, net	353,945	376,917
Accounts payable and accrued expenses	216,237	207,815
Dividends payable	5,308	5,326
Operating lease liabilities	109,985	113,679
Other liabilities	599,961	601,574
Total liabilities	8,548,287	8,086,280
Redeemable noncontrolling interests	72,277	92,933

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares; Issued and outstanding (in series) 19,367 and 19,435 shares, respectively; Aggregate liquidation preference $484,179 and $485,868, respectively	19	19
Common stock, $.01 par value, authorized 750,000,000 shares; issued and outstanding 619,871,237 and 618,483,565 shares, respectively	6,199	6,185
Paid-in capital	9,638,494	9,618,271
Cumulative distributions in excess of net income	(122,576)	(119,548)
Accumulated other comprehensive income	3,329	10,581
Total stockholders' equity	9,525,465	9,515,508
Noncontrolling interests	127,993	131,401
Total equity	9,653,458	9,646,909
Total liabilities and equity	$18,274,022	$17,826,122

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Revenues from rental properties, net	$447,895	$435,879	$1,767,057	$1,710,848
Management and other fee income	3,708	3,955	16,343	16,836
Total revenues	451,603	439,834	1,783,400	1,727,684
Operating expenses
Rent	(3,900)	(3,957)	(15,997)	(15,811)
Real estate taxes	(58,576)	(58,762)	(231,578)	(224,729)
Operating and maintenance	(82,224)	(79,901)	(309,143)	(290,367)
General and administrative	(35,627)	(31,928)	(136,807)	(119,534)
Impairment charges	-	(200)	(14,043)	(21,958)
Merger charges	(1,016)	-	(4,766)	-
Depreciation and amortization	(124,282)	(124,676)	(507,265)	(505,000)
Total operating expenses	(305,625)	(299,424)	(1,219,599)	(1,177,399)

Gain on sale of properties	22,600	4,221	74,976	15,179
Operating income	168,578	144,631	638,777	565,464

Other income/(expense)
Special dividend income	-	-	194,116	-
Other income, net	20,880	9,978	39,960	28,829
Gain/(loss) on marketable securities, net	3,620	(100,314)	21,262	(315,508)
Interest expense	(67,797)	(60,947)	(250,201)	(226,823)
Early extinguishment of debt charges	-	-	-	(7,658)
Income/(loss) before income taxes, net, equity in income of joint ventures, net,
and equity in income from other investments, net	125,281	(6,652)	643,914	44,304

Benefit/(provision) for income taxes, net	175	(57,750)	(60,952)	(56,654)
Equity in income of joint ventures, net	14,689	15,421	72,278	109,481
Equity in income of other investments, net	1,968	1,912	10,709	17,403

Net income/(loss)	142,113	(47,069)	665,949	114,534
Net (income)/loss attributable to noncontrolling interests	(2,468)	(2,710)	(11,676)	11,442
Net income/(loss) attributable to the company	139,645	(49,779)	654,273	125,976
Preferred dividends, net	(6,285)	(6,307)	(25,021)	(25,218)
Net income/(loss) available to the company's common shareholders	$133,360	$(56,086)	$629,252	$100,758

Per common share:
Net income/(loss) available to the company's common shareholders: (1)
Basic	$0.22	$(0.09)	$1.02	$0.16
Diluted (2)	$0.22	$(0.09)	$1.02	$0.16
Weighted average shares:
Basic	617,122	615,856	616,947	615,528
Diluted	618,092	615,856	618,199	617,858

(1)	Adjusted for earnings attributable to participating securities of ($908) and ($602) for the three months ended December 31, 2023 and 2022, respectively. Adjusted for earnings attributable to participating securities of ($2,819) and ($2,182) for the year ended December 31, 2023 and 2022, respectively. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2,323 for the three months and year ended December 31, 2023.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Distributions on convertible units did not have a dilutive impact for the three months and year ended 2022. Adjusted for distributions on convertible units of $13 and $53 for the three months and year ended December 31, 2023, respectively.

Reconciliation of Net Income/(Loss) Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2023	2022	2023	2022
Net income/(loss) available to the company's common shareholders		$133,360	$(56,086)	$629,252	$100,758
	Gain on sale of properties	(22,600)	(4,221)	(74,976)	(15,179)
	Gain on sale of joint venture properties	-	(643)	(9,020)	(38,825)
	Depreciation and amortization - real estate related	123,053	123,663	502,347	501,274
	Depreciation and amortization - real estate joint ventures	16,082	16,158	64,472	66,326
	Impairment charges (including real estate joint ventures)	1,020	1,585	15,060	27,254
	Profit participation from other investments, net	366	(4,584)	(1,916)	(15,593)
	Special dividend income	-	-	(194,116)	-
	(Gain)/loss on marketable securities/derivative, net	(11,354)	100,314	(21,996)	315,508
	(Benefit)/provision for income taxes, net (2)	(112)	58,608	61,351	58,373
	Noncontrolling interests (2)	(372)	63	(440)	(23,540)
FFO available to the company's common shareholders (4) (5)		$239,443	$234,857	$970,018	$976,356

Weighted average shares outstanding for FFO calculations:
	Basic	617,122	615,856	616,947	615,528
	Units	2,389	2,559	2,380	2,492
	Dilutive effect of equity awards	845	2,114	1,132	2,283
	Diluted	620,356	620,529	620,459	620,303

	FFO per common share - basic	$0.39	$0.38	$1.57	$1.59
	FFO per common share - diluted (3)	$0.39	$0.38	$1.57	$1.58

(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments, depreciation on properties, and gains/(losses) on sales of marketable securities, where applicable.
(3)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $763 and $584 for the three months ended December 31, 2023 and 2022, respectively. FFO available to the company's common shareholders would be increased by $2,395 and $2,041 for the year ended December 31, 2023 and 2022, respectively.

(4)	Includes Early extinguishment of debt charges of $7.7 million recognized during the year ended December 31, 2022.
(5)	Includes merger-related charges of $1.0 million and $4.8 million for the three months and year ended December 31, 2023, respectively. In addition, includes income related to the liquidation of the pension plan of $5.0 million, net for the year ended December 31, 2023.

Reconciliation of Net Income/(Loss) Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income/(loss) available to the company's common shareholders	$133,360	$(56,086)	$629,252	$100,758
Adjustments:
Management and other fee income	(3,708)	(3,955)	(16,343)	(16,836)
General and administrative	35,627	31,928	136,807	119,534
Impairment charges	-	200	14,043	21,958
Merger charges	1,016	-	4,766	-
Depreciation and amortization	124,282	124,676	507,265	505,000
Gain on sale of properties	(22,600)	(4,221)	(74,976)	(15,179)
Special dividend income	-	-	(194,116)	-
Interest expense and other income, net	46,917	50,969	210,241	205,652
(Gain)/loss on marketable securities, net	(3,620)	100,314	(21,262)	315,508
(Benefit)/provision for income taxes, net	(175)	57,750	60,952	56,654
Equity in income of other investments, net	(1,968)	(1,912)	(10,709)	(17,403)
Net income/(loss) attributable to noncontrolling interests	2,468	2,710	11,676	(11,442)
Preferred dividends, net	6,285	6,307	25,021	25,218
Non same property net operating income	(12,967)	(13,293)	(62,357)	(68,548)
Non-operational expense from joint ventures, net	24,713	23,934	86,625	55,514
Same Property NOI	$329,630	$319,321	$1,306,885	$1,276,388

(1)

The company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Projected Range
	Full Year 2024
	Low	High
Net income available to the company's common shareholders	$0.47	$0.51

Gain on sale of properties	-	(0.03)

Gain on sale of joint venture properties	-	(0.01)

Depreciation & amortization - real estate related	0.82	0.85

Depreciation & amortization - real estate joint ventures	0.10	0.11

Loss on marketable securities, net	0.04	0.04

Provision for income taxes	0.11	0.11

FFO available to the company's common shareholders	$1.54	$1.58

Merger Cost Adjustment	0.04	0.04

FFO Excluding Merger Costs	$1.58	$1.62

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
(833) 800-4343
dbujnicki@kimcorealty.com